Exhibit 23.2

Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Astec Industries, Inc. 401(k) Retirement Plan (the "Plan") of our reports (a) dated February 18, 1995, with respect to the consolidated financial statements and schedules of Astec Industries, Inc. included in its Annual Report (Form 10-K) and (b) dated June 26, 1995, with respect to the financial statements and schedules of the Astec Industries, Inc. 401(k) Retirement Plan included in the Plan's Annual
 Report (Form 11-K), both for the year ended December 31, 1994, filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP
ERNST & YOUNG LLP
Chattanooga, Tennessee
July 31, 1995